FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Series Number	4
Fund	Fidelity Municipal Income Fund
Trade Date	05/05/2010
Settle Date	05/12/2010
Security Name	CA DWR 5% 5/1/21
CUSIP	13066YQF9
Price	110.5790
Transaction Value	5,528,950
Class Size	473,445,000
% of Offering	1.06%
Underwriter Purchased From	MORGAN STANLEY AND CO INC
Underwriting Members: (1)	Morgan Stanley
Underwriting Members: (2)	De La Rosa & Co.
Underwriting Members: (3)	J.P. Morgan
Underwriting Members: (4)	Barclays Capital
Underwriting Members: (5)	BMO Capital Markets GKST Inc.
Underwriting Members: (6)	BNY Mellon Capital Markets, LLC
Underwriting Members: (7)	BofA Merrill Lynch
Underwriting Members: (8)	Citi
Underwriting Members: (9)	City National Securities, Inc.
Underwriting Members: (10)	Edward D. Jones & Co., LP
Underwriting Members: (11)	Estrada Hinojosa & Co., Inc.
Underwriting Members: (12)	Fidelity Capital Markets
Underwriting Members: (13)	Finacorp Securities
Underwriting Members: (14)	FirstSouthwest
Underwriting Members: (15)	George K. Baum & Company
Underwriting Members: (16)	Goldman, Sachs & Co.
Underwriting Members: (17)	Great Pacific Securities
Underwriting Members: (18)	RBC Capital Markets
Underwriting Members: (19)	Siebert Brandford Shank & Co. LLC
Underwriting Members: (20)	Stone & Youngberg
Underwriting Members: (21)	Sutter Securities Incorporated
Underwriting Members: (22)	Wells Fargo Securities
Underwriting Members: (23)	Westhoff, Cone & Holmstedt
Underwriting Members: (24)	Wulff, Hansen & Co.
Underwriting Members: (25)
Underwriting Members: (26)
Underwriting Members: (27)
Underwriting Members: (28)
Underwriting Members: (29)
Underwriting Members: (30)